EXHIBIT 99.1

Media Relations Amanda Theisen 651-206-2569 mediarelations@suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES APPOINTMENT OF JENNIFER VOGEL TO BOARD OF DIRECTORS

MINNEAPOLIS, October 14, 2022 (GLOBE NEWSWIRE) -- Sun Country Airlines (NASDAQ: SNCY) has appointed Jennifer L. Vogel, former senior vice president, general counsel, secretary and chief compliance officer of Continental Airlines, Inc., to its board of directors effective October 14, 2022.

“I am honored to introduce Jennifer as our newest board member,” says board chair David Siegel. “Her decades of leadership in the aviation industry, along with her corporate board and governance experience, will provide valuable insights for our own organization.”

Vogel brings over 30 years of leadership experience as both a corporate executive and serving on public boards. At Continental, she played key roles in rebuilding the airline’s business, helping it to achieve substantial global expansion, and significantly restructure and rebuild after 9/11. She also played a critical role in the merger of Continental Airlines with United Airlines, creating the world’s largest airline in less than five months.

Vogel has extensive board and committee experience. Her current roles include the Telluride Regional Airport Authority Board, the AAR Corp. board and the National Council of the World Wildlife Fund. Previously, she served on the boards of Virgin America, AS&E and Clearwire. Recognitions include “Most Influential Corporate Board Directors” by Women’s Inc. and “Most Powerful and Influential Women in Texas” by the Texas Diversity Council and Texas Diversity Magazine.

“I’m so pleased that Jennifer will be joining our board and leadership team,” says Sun Country Airlines CEO Jude Bricker. “She brings a great deal of practical real-world experience that will help us continue our growth and financial performance. She is a dynamic leader with a proven track record.”

Vogel earned her BBA from the University of Iowa and her JD from the University of Texas.

Vogel replaces Patrick Kearney, who resigned from the Board of Directors effective October 14, 2022. Kearney’s resignation was not the result of any disagreement with the company.

About Sun Country
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

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